UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Floor & Decor Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Floor & Decor Holdings, Inc.

2500 Windy Ridge Parkway, SE

Atlanta, GA 30339

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR ANNUAL MEETING TO BE HELD ON MAY 12, 2021

April 8, 2021

This proxy statement supplement (the “Proxy Supplement”) updates the proxy statement (the “Proxy Statement”) filed by Floor & Decor Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on March 22, 2021. The primary purpose of this Proxy Supplement is to provide subsequent information relating to the recent addition of a new member of the Board of Directors (the “Board”) of the Company, effective on April 15, 2021.

This Proxy Supplement does not change any proposal set forth in the Proxy Statement, and does not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement. The Board continues to recommend a vote “FOR” each of the proposals in the Proxy Statement. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged.

* * * *

On April 8, 2021, the Board appointed William Giles to serve as a Class III director on the Board, effective April 15, 2021. Mr. Giles is replacing Michael Fung, who passed away on February 10, 2021. As a Class III director, Mr. Giles’s term will end at the 2023 Annual Meeting of Stockholders. The Board also appointed Mr. Giles to serve as a member and Chairperson of the Audit Committee of the Board, effective as of April 15, 2021.

Mr. Giles, age 61, brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a public company. He served as Chief Financial Officer and Executive Vice President—Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc. (“AutoZone”) (NYSE: AZO), a position he held from 2007 to 2020. He joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President Finance. From 1991 to May 2006, he held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, most recently as the Executive Vice President and Chief Financial Officer. Prior to 1991, he was with Melville, Inc. and PricewaterhouseCoopers. Mr. Giles currently serves on the board of directors for Brinker International and Youth Villages. He is also a member of the Alfred University Board of Trustees. Mr. Giles received a Bachelor of Science in Accounting and Management from Alfred University. The Company believes Mr. Giles is qualified to serve on the Board based on his demonstrated financial proficiency and business leadership in the retail products industry, his skills as chief financial officer of a public company and his ability to provide the Board unique insights into the strategic, governance and financial issues facing public companies in the retail industry.

As compensation for his service on the Board, Mr. Giles will receive the Company’s standard compensation for non-employee directors. There are no understandings or arrangements with any person pursuant to which Mr. Giles was selected as a director, and Mr. Giles is not party to any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

The Board considered the independence of Mr. Giles under New York Stock Exchange (“NYSE”) listing standards and concluded that he is an independent director under the applicable NYSE standards.

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